JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-293684 and 333-293684-01

Market Linked Securities — Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Basket due June 22, 2029

Fact Sheet dated June 15, 2026 to Preliminary Pricing Supplement dated June 15, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Basket / Basket Components:	An unequally weighted basket (the “basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the VanEck® Semiconductor ETF (Bloomberg ticker: SMH) (50%), the State Street® SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY) (25%) and the Invesco QQQ TrustSM, Series 1 (Bloomberg ticker: QQQ) (25%) (each referred to as a “basket component” and collectively as the “basket components”)
Pricing Date[1]:	June 18, 2026
Issue Date[1]:	June 24, 2026
Calculation Day[1,2]:	June 18, 2029
Stated Maturity Date[1,2]:	June 22, 2029
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

●  If the ending level is greater than the starting level: $1,000 plus the lesser of:

(i)     $1,000 × basket return × upside participation rate; and

(ii)    the maximum return;

●  If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

●  If the ending level is less than the threshold level:

$1,000 + [$1,000 × (basket return + buffer amount)]

Starting Level:	100.00
Ending Level:	Calculated based on the weighted returns of the basket components, equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 50% of the basket component return of the VanEck® Semiconductor ETF; (B) 25% of the basket component return of the State Street® SPDR® S&P 500® ETF Trust; and (C) 25% of the basket component return of the Invesco QQQ TrustSM, Series 1
Maximum Return:	At least 48.50% of the principal amount (at least $485.00 per security) (to be provided in the pricing supplement)
Upside Participation Rate:	100.00%
Basket Return:	(ending level – starting level) / starting level
Buffer Amount:	30%
Threshold Level:	70.00, which is equal to 70% of the starting level
Basket Component Return:	(final basket component price – initial basket component price) / initial basket component price
Initial Basket Component Price:	For each basket component, its fund closing price on the pricing date
Final Basket Component Price:	For each basket component, its fund closing price on the calculation day
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46661CW51

Summary of Terms (continued)

Fees and Commissions:	Up to 2.825% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.25% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

*Assumes a maximum return equal to the lowest maximum return

If the ending level of the basket is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket in excess of the buffer amount, and you will lose some, and possibly up to 70%, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $955.50 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $920.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:

http://www.sec.gov/Archives/edgar/data/
19617/000121390026068598/ea0294629-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•      If the Ending Level of the Basket Is Less Than the Threshold Level, You Will Lose Up to 70% of the Principal Amount of Your Securities at Maturity.

•      Your Return Will Be Limited to the Maximum Return and May Be Lower Than the Return on a Direct Investment in the Basket Components.

•      The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•      As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets.

•      Changes in the Prices of the Basket Components May Offset Each Other.

•      Correlation of Performances Among the Basket Components May Reduce the Performance of the Securities.

•      No Interest or Dividend Payments or Voting Rights

•      Lack of Liquidity

•      The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•      The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•      Potential Conflicts

•      The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•      The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•      The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•      The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•      Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•      Many Economic and Market Factors Will Impact the Value of the Securities.

•      JPMorgan Chase & Co. (Our Parent Company) Is Currently One of the Companies that Make Up the State Street® SPDR® S&P 500® ETF Trust and Its Fund Underlying Index.

•      There Are Risks Associated with the Basket Components.

•      The Performance and Market Value of Each Basket Component, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of that Basket Component’s Fund Underlying Index As Well As the Net Asset Value Per Share.

•      The Securities Are Subject to Risks Associated with the Semiconductor Industry with Respect to the VanEck® Semiconductor ETF.

•      The Securities Are Subject to Non-U.S. Securities Risk with Respect to the VanEck® Semiconductor ETF and the Invesco QQQ TrustSM, Series 1.

•      The Anti-Dilution Protection Is Limited and May Be Discretionary.

•      The Maturity Payment Amount Will Depend upon the Performance of the Basket and Therefore the Securities Are Subject to the Risks Associated with Each Basket Component, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.